Exhibit 99.1


              InterDigital Announces Intention of Board
                    Member to Not Seek Re-Election


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--April 17, 2007--InterDigital Communications Corporation (NASDAQ: IDCC), today announced that Mr. Alan P. Zabarsky has announced his intention to not stand for re-election to InterDigital's Board of Directors at the upcoming 2007 Annual Meeting of Shareholders. Mr. Zabarsky, appointed to InterDigital's Board of Directors in December 2003, will continue to serve his term until the June 7, 2007 Annual Meeting of Shareholders.

    "I would like to thank Al for his dedication to InterDigital's Board, the company and its shareholders," commented Mr. Harry Campagna, Chairman of InterDigital's Board of Directors. "Al brought valuable industry experience and perspective to our Board during his three years of service. I appreciate his desire to spend more time on his consulting business and wish him great success in the future."

    Mr. Zabarsky currently serves as Chief Executive Officer of Technology Consulting Associates, Inc., a consulting firm he founded in 2002. With more than thirty-five years of experience in the telecommunications industry, Mr. Zabarsky has served in various executive, strategic, product engineering and operational capacities at Motorola, Inc. and at Bell Laboratories. Mr. Zabarsky earned a Bachelor of Science degree in Electrical Engineering from Worcester Polytechnic Institute and a Master of Science degree in Electrical Engineering from Columbia University.

    "While I am looking forward to focusing on my consulting as well as other endeavors, I am proud to have served on the InterDigital Board during its period of greatest growth," commented Mr. Zabarsky. "InterDigital has a bright future, both as a technology licensor and in connection with its more recent emergence as a supplier of ASIC solutions. I have every confidence that the management team and Board will continue to chart the right course and enhance shareholder value going forward."

    The Nominating Committee of the Board of Directors will not propose a replacement candidate for the seat vacated by Mr. Zabarsky. As such, after the 2007 Annual Shareholders Meeting, InterDigital's Board of Directors will be composed of seven Directors, five of whom are independent.

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. For more information, visit the InterDigital website: www.interdigital.com.

    InterDigital is a registered trademark of InterDigital
Communications Corporation.


    CONTACT: InterDigital Communications Corporation
             Media:
             Jack Indekeu, +1 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investors:
             Janet Point, +1 610-878-7800
             janet.point@interdigital.com